UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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CARBO CERAMICS INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CARBO CERAMICS INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The Stockholders of CARBO Ceramics Inc.:

Notice is hereby given that the Annual Meeting of Stockholders of CARBO Ceramics Inc. will be held Tuesday, May 19, 2015, at 9:00 a.m. local time, at the Hotel Granduca, 1080 Uptown Park Boulevard, Houston, Texas 77056, for the following purposes:

1. To elect eight Directors, the names of whom are set forth in the accompanying proxy statement, to serve until the 2016 Annual Meeting of Stockholders.

2. To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm.

3. To approve, by advisory vote, the compensation of the named executive officers.

4. To transact such other business as may properly be brought before the meeting.

Stockholders of record at the close of business on March 23, 2015 are the only stockholders entitled to notice of, and to vote at, the Annual Meeting of Stockholders. A complete list of stockholders entitled to vote at the Annual Meeting of Stockholders will be available for examination at the Company’s principal executive offices located at 575 N. Dairy Ashford, Suite 300, Houston, Texas 77079, for a period of ten days prior to the Annual Meeting of Stockholders. This list of stockholders will also be available for inspection at the Annual Meeting of Stockholders and may be inspected by any stockholder for any purpose germane to the Annual Meeting of Stockholders.

It is important that your shares be represented at the meeting. Accordingly, even if you plan to attend the meeting in person, please complete, sign, date and promptly return the enclosed proxy card in the postage-prepaid envelope prior to the Annual Meeting of Stockholders or follow the Internet or telephone voting procedures described on the proxy card. If you attend the meeting and wish to vote in person, you may withdraw your proxy and vote in person. Your prompt consideration is greatly appreciated.

By Order of the Board of Directors,

/s/ R. Sean Elliott
R. Sean Elliott Corporate Secretary

April 1, 2015

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 19, 2015: The Proxy Statement and Annual Report to Stockholders are available at www.carboannualmeeting.com.

CARBO CERAMICS INC.

575 N. Dairy Ashford, Suite 300

Houston, Texas 77079

PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING

The enclosed proxy is solicited on behalf of the Board of Directors (the “Board”) of CARBO Ceramics Inc. (the “Company”) for use at the Company’s Annual Meeting of Stockholders (the “Annual Meeting”) to be held May 19, 2015, at 9:00 a.m. local time, or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the Hotel Granduca, 1080 Uptown Park Boulevard, Houston, Texas 77056.

The Company’s principal executive offices are located at 575 N. Dairy Ashford, Suite 300, Houston, Texas 77079. The telephone number at that address is (281) 921-6400.

Most stockholders (including participants in the Company stock fund in the Company’s Savings and Profit Sharing Plan) have a choice of granting their proxies by telephone, over the Internet or by using a traditional proxy card. You should refer to your proxy or voting instruction card to see which options are available to you and how to use them. The Internet and telephone voting procedures are designed to authenticate stockholders’ identities and to confirm that their instructions have been properly recorded.

The cost of preparing, assembling and mailing the proxy material and of reimbursing brokers, nominees and fiduciaries for the out-of-pocket and clerical expenses of transmitting copies of the proxy material to the beneficial owners of shares held of record by such persons, will be borne by the Company. The Company has retained D.F. King & Co., Inc. (“D.F. King”) to aid in the solicitation of proxies. It is estimated that the cost of D. F. King’s services will be approximately $6,500 plus expenses. In addition to the solicitation of proxies by mail, proxies may also be solicited by telephone, electronic communication, or personal communication by employees of D.F. King and the Company. These proxy solicitation materials are being mailed on or about April 10, 2015 to all stockholders entitled to vote at the Annual Meeting.

A stockholder giving a proxy pursuant to this solicitation (including via telephone or via the Internet) may revoke it at any time before the Annual Meeting by delivering to the Secretary of the Company a written notice of revocation or a valid proxy (including via telephone or via the Internet) bearing a later date or by attending the Annual Meeting and voting in person.

Deadline for Receipt of Stockholder Proposals

Pursuant to regulations of the Securities and Exchange Commission (the “SEC”), in order to be included in the Company’s Proxy Statement for its 2016 Annual Meeting, stockholder proposals must be received at the Company’s principal executive offices, 575 N. Dairy Ashford, Suite 300, Houston, Texas 77079, Attention: Secretary, no later than December 11, 2015, and must comply with additional requirements established by the SEC. In addition, the Company’s Second Amended and Restated By-Laws provide that any stockholder who desires either to bring a stockholder proposal before an annual meeting of stockholders or to present a nomination for Director at an annual meeting of stockholders must give advance notice to the Secretary of the Company with respect to such proposal or nominee. The Company’s Second Amended and Restated Bylaws generally require that written notice be delivered to the Secretary of the Company at the Company’s principal executive offices not less than 90 days nor more than 120 days prior to the anniversary of the preceding year’s annual meeting of stockholders and contain certain information regarding the stockholder desiring to present a proposal or make a nomination and, in the case of a nomination, information regarding the proposed Director nominee. For the 2016 Annual Meeting, the Secretary of the Company must receive written notice on or after January 18, 2016, and on or before February 17, 2016. A copy of the Company’s Second Amended and Restated Bylaws is available upon request from the Secretary of the Company.

Record Date, Shares Outstanding and Voting

Only stockholders of record at the close of business on March 23, 2015 are entitled to notice of, and to vote at, the Annual Meeting. At the record date, 23,276,180 shares of the Company’s Common Stock were issued and outstanding and entitled to be voted at the meeting. The presence, in person or by proxy, of stockholders holding a majority of the shares of the Company’s Common Stock entitled to vote will constitute a quorum for the Annual Meeting.

Every stockholder is entitled to one vote for each share held with respect to each matter, including the election of Directors, which comes before the Annual Meeting. Stockholders do not have the right to cumulate their votes in the election of Directors. If a stockholder specifies how the proxy is to be voted with respect to any of the proposals for which a choice is provided, the proxy will be voted in accordance with such specifications. If a stockholder fails to specify a choice with respect to such proposals, the proxy will be voted (i) FOR all Director nominees, (ii) FOR the ratification of the appointment of Ernst & Young LLP (“Ernst & Young”) as the Company’s independent registered public accounting firm, and (iii) FOR the advisory vote to approve the compensation of the named executive officers.

The affirmative vote of holders of a plurality of the shares of Common Stock present in person or represented by proxy at the meeting and entitled to vote is required to elect each Director nominee. The affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy at the meeting and entitled to vote is required to ratify the appointment of Ernst & Young as the Company’s independent registered public accounting firm. With respect to the advisory proposal regarding the compensation of the named executive officers as disclosed in this proxy statement, the proposal will be considered approved if it receives the affirmative vote of a majority of the shares of Common Stock cast on the resolution. This advisory vote is non-binding on the Company and the Board of Directors.

New York Stock Exchange (“NYSE”) rules permit brokers to vote for routine matters such as the ratification of the appointment of Ernst & Young without receiving instructions from the beneficial owner of the shares. NYSE rules prohibit brokers from voting on the election of Directors, executive compensation and other non-routine matters without receiving instructions from the beneficial owner of the shares. In the absence of instructions, the shares are viewed as being subject to “broker non-votes.” “Broker non-votes” will be counted for quorum purposes (as they are present and entitled to vote on the ratification of Ernst & Young’s appointment) but will not affect the outcome of any other matter being voted upon at the Annual Meeting. A broker or other nominee holding shares for a beneficial owner may not vote these shares in regard to the election of Directors (Proposal 1) or the advisory vote regarding the compensation of named executive officers (Proposal 3) without specific instructions from the beneficial owner. Abstentions are treated as present and entitled to vote and thus, will be counted in determining whether a quorum is present. Abstentions will have the effect of a vote cast against Proposal 2, but otherwise will not be counted as a vote cast and will not have an effect on the outcome of Proposals 1 or 3.

“Householding” of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. The Company and some brokers use this process for proxy materials, delivering a single proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or the Company that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account or the Company if you hold shares registered in your name, and the Company will promptly undertake to carry out your request. You can notify the Company by sending a written request to the Company at 575 N. Dairy Ashford, Suite 300, Houston, Texas 77079, or by telephone at (281) 921-6400.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table lists as of March 23, 2015, with respect to each person who is known to the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock of the Company, the name and address of such owner, the number of shares of Common Stock beneficially owned and the percentage such shares comprised of the outstanding shares of Common Stock of the Company. Except as indicated, each holder has sole voting and dispositive power over the listed shares. Percentage of beneficial ownership is based on 23,276,180 shares of Common Stock outstanding on March 23, 2015.

Name and Address of Beneficial Owner	Shares Beneficially Owned
	Number	Percent
William C. Morris(1)	2,921,301	12.6%
60 East 42nd Street, Suite 3210 New York, New York 10165
SouthernSun Asset Management LLC(2)	2,092,782	9.0%
6070 Poplar Avenue, Suite 300 Memphis, Tennessee 38119
BlackRock, Inc.(3)	1,862,952	8.0%
55 East 52nd Street New York, New York 10022
Neuberger Berman Group LLC(4)	1,567,946	6.7%
605 Third Avenue New York, New York 10158
The Vanguard Group(5)	1,394,354	6.0%
100 Vanguard Blvd. Malvern, Pennsylvania 19355
Kornitzer Capital Management(6)	1,339,614	5.8%
5420 West 61st Place Shawnee Mission, KS 66205
Brown Capital Management, LLC(7)	1,333,677	5.7%
1201 N. Calvert Street Baltimore, Maryland 21202
Snow Capital Management, L.P.(8).	1,288,785	5.5%
2000 Georgetowne Drive, Suite 200 Sewickley, Pennsylvania 15143
RidgeWorth Capital Management LLC(9)	1,253,627	5.4%
3333 Piedmont Road NE, Suite 1500 Atlanta, Georgia 30305

(1)	Based on a Schedule 13G/A filing with the SEC, as of December 31, 2014, Mr. Morris reported sole voting and dispositive power as to 2,706,338 shares of Common Stock. Also includes 214,963 shares of Common Stock held by Mr. Morris’ spouse, for which Mr. Morris shares voting and dispositive power.

(2)	Based on a Schedule 13G filing with the SEC, as of February 28, 2015, SouthernSun Asset Management reported sole voting power as to 1,863,382 shares of Common Stock and sole dispositive power as to 2,092,782 shares of Common Stock.

(3)	Based on a Schedule 13G/A filing with the SEC, as of December 31, 2014, BlackRock, Inc. reported sole voting power as to 1,818,294 shares of Common stock and sole dispositive power as to 1,862,952 shares of Common Stock.

(4)	Based on a Schedule 13G/A filing with the SEC, as of December 31, 2014, Neuberger Berman Group reported shared voting power as to 1,563,846 shares of Common Stock and shared dispositive power as to 1,567,946 shares of Common Stock.

(5)	Based on a Schedule 13G filing with the SEC, as of December 31, 2014, The Vanguard Group reported sole voting power as to 26,196 shares of Common Stock, sole dispositive power as to 1,369,657 shares of Common Stock, and shared dispositive power as to 24,696 shares of Common Stock with Vanguard Fiduciary Trust Company.

(6)	Based on a Schedule 13G filing with the SEC, as of December 31, 2014, Kornitzer Capital Management reported sole voting power as to 1,339,614 shares of Common Stock, sole dispositive power as to 1,128,744 shares of Common Stock and shared dispositive power as to 210,870 shares of Common Stock.

(7)	Based on a Schedule 13G/A filing with the SEC, as of December 31, 2014, Brown Capital Management reported sole voting power as to 774,774 shares of Common Stock and sole dispositive power as to 1,333,677 shares of Common Stock.

(8)	Based on a Schedule 13G filing with the SEC, as of December 31, 2014, Snow Capital Management, L.P. reported sole voting power as to 964,065 shares of Common Stock and sole dispositive power as to 1,288,785 shares of Common Stock.

(9)	Based on a Schedule 13G/A filing with the SEC, as of December 31, 2014, RidgeWorth Capital Management LLC reported sole voting power as to 978,513 shares of Common Stock and sole dispositive power as to 1,253,627 shares of Common Stock.

The following table sets forth the number of shares of Common Stock of the Company beneficially owned by (i) each Director of the Company, (ii) each named executive officer of the Company, and (iii) Directors and all executive officers of the Company as a group, as of March 23, 2015. For purposes of this proxy statement, Gary A. Kolstad, Ernesto Bautista, III, Don P. Conkle, R. Sean Elliott and Roger Riffey are referred to as the Company’s “named executive officers.” Except as indicated, each holder has sole voting and dispositive power over the listed shares. No current Director, nominee Director or executive officer has pledged any of the shares of Common Stock disclosed below. Percentage of beneficial ownership is based on 23,276,180 shares of Common Stock outstanding on March 23, 2015. The number and percentage of shares of Common Stock beneficially owned is determined under the rules of the SEC and is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares of Common Stock for which a person has sole or shared voting power or investment power and also any shares of Common Stock that may be acquired by that person within 60 days of March 23, 2015. Unless otherwise indicated in the footnotes, the address for each executive officer and Director is c/o CARBO Ceramics Inc., 575 N. Dairy Ashford, Suite 300, Houston, Texas 77079.

	Amount and Nature of Beneficial Ownership		Percent of Common Stock Beneficially Owned
	Currently Owned	Acquirable Within 60 Days
Directors
Sigmund L. Cornelius	5,588		*
Chad C. Deaton(1)(2)	7,098		*
James B. Jennings	6,154		*
H. E. Lentz, Jr.	10,088		*
Randy L. Limbacher	9,080		*
Gary A. Kolstad(1)(3)	166,888		*
William C. Morris(4)	2,921,301		12.6%
Robert S. Rubin	422,438		1.8%
Other Named Executive Officers
Ernesto Bautista, III(1)	38,150		*
Don P. Conkle(1)	45,183		*
R. Sean Elliott(1)(5)	29,186		*
Roger Riffey(1)	14,838		*
Directors and All Executive Officers as a Group (12 persons)(1)(2)(3)(4)	3,675,992		15.8%

*	Less than 1%.

(1)	Shares shown above for Messrs. Deaton, Kolstad, Bautista, Conkle, Elliott and Riffey and for all directors and executive officers as a group include 1,334, 69,922, 19,546, 31,655, 15,615, and 13,051 shares of unvested restricted stock, respectively, for which the holder has sole voting but no dispositive power.

(2)	Shares shown as beneficially owned by Mr. Deaton include 4,360 shares of Common Stock held jointly with his spouse.

(3)	Shares shown as beneficially owned by Mr. Kolstad include 2,750 shares of Common Stock held jointly with his spouse, with whom Mr. Kolstad shares voting and dispositive power, and 2,800 shares held by a limited liability company that is controlled by Mr. Kolstad. Mr. Kolstad disclaims beneficial ownership in the 2,800 shares held by this limited liability company, except to the extent of his pecuniary interest therein.

(4)	Shares shown as beneficially owned by Mr. Morris include 214,963 shares of Common stock held by his spouse.

(5)	Mr. Elliott has resigned as an officer of the Company effective April 10, 2015.

ELECTION OF DIRECTORS (PROPOSAL NO. 1)

Nominees.    A board of eight Directors is to be elected at the meeting. Each Director elected to the Board will hold office until the next Annual Meeting or until his or her successor has been elected and qualified. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the eight nominees named below, all of whom are presently Directors of the Company. In the event that any nominee is unable or declines to serve as a Director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board to fill the vacancy, unless the size of the Board is reduced. The proxies cannot be voted for a greater number of persons than the number of nominees named in this proxy statement. It is not expected that any nominee will be unable or will decline to serve as a Director. Biographical information regarding each nominee is set forth below, as well as a summary of the experiences, qualifications, attributes or skills that caused the Nominating and Corporate Governance Committee and the Board to determine that the nominee should serve as a Director of the Company. Each nominee’s experience and understanding is evaluated in determining the overall composition of the Board.

Name (Age)	Business Experience During Past 5 Years and Other Information	Director Since
William C. Morris(76)	Mr. Morris currently serves as Chairman of the Board of the Company. Mr. Morris is also currently Chairman of the Board of Clysar, LLC (a Clinton, Iowa manufacturer of polyolefin shrink wrap), and of Gulf Coast Supply & Manufacturing, LLC (a Florida metal roofing manufacturer). From December 1988 until November 2008, he served as Chairman of the Board of Directors of J. & W. Seligman & Co. Incorporated (a New York-based investment advisory firm); Chairman of the Board of Tri-Continental Corporation; and Chairman of each of the investment companies in the Seligman Group of Funds. Mr. Morris has extensive experience in the areas of corporate finance, mergers and acquisitions, and strategic planning. He also possesses a strong understanding of corporate governance matters. In addition, his long tenure as a Director of the Company is of particular value to the Board in the course of its discussions and deliberations.	1987

Sigmund L. Cornelius(60)	Since April 1, 2014, Mr. Cornelius has served as President and Chief Operating Officer of Freeport LNG, L.P. (a Texas-based owner and operator of a liquefied natural gas receiving and regasification terminal). From October 2008 until December 2010, he served as Senior Vice President, Finance, and Chief Financial Officer of ConocoPhillips (a Houston-based energy company). Prior to that, he served as Senior Vice President, Planning, Strategy and Corporate Affairs of ConocoPhillips since September 2007, having previously served as President, Exploration and Production — Lower 48 since 2006. He served as President, Global Gas of ConocoPhillips since 2004, and prior to that served as President, Lower 48, Latin America and Midstream since 2003. Mr. Cornelius retired from ConocoPhillips in December 2010 after 30 years of service with the company. Mr. Cornelius currently serves as a Director of NiSource, Inc., Western Refining, Inc. and Parallel Energy Trust (a Canadian limited purpose trust), and was a Director of DCP Midstream GP, LLC from November 2007 to October 2008. Mr. Cornelius has significant domestic and international executive experience in the oil and natural gas industry, which is the primary end user of the Company’s products and services. In addition, as the former CFO of a public company, he has extensive experience and skills in the areas of corporate finance, accounting, strategic planning and risk oversight.	2009

Name (Age)	Business Experience During Past 5 Years and Other Information	Director Since
Chad C. Deaton(62)	Mr. Deaton served as Executive Chairman of the Board of Baker Hughes Incorporated (a Houston-based oilfield services company) from January 2012 until his retirement on April 25, 2013. Prior to that, he served as Chairman, President and Chief Executive Officer from October 2004 until January 2012. From August 2002 to October 2004, he served as President, Chief Executive Officer and a Director of the Hanover Compressor Company (a Houston-based natural gas compression package supplier). Mr. Deaton was employed in a variety of positions by Schlumberger Oilfield Services and/or its affiliates from 1976 through 2001. Mr. Deaton currently serves as a director of Ariel Corporation (a private corporation), Air Products and Chemicals Inc., Transocean Ltd. and Marathon Oil Corporation. Mr. Deaton also served as a director of the Company from 2004-2009.	2013

James B. Jennings(74)	Mr. Jennings served as a Senior Advisor to Brown Brothers Harriman & Co. (a banking and financial services firm) (“Brown Brothers Harriman”) from February 2009 through December 2011. From April 2004 until December 2007, Mr. Jennings served as Chairman of the Board of Hunt Oil Company (a Dallas-based oil and natural gas company). Prior to that time, Mr. Jennings held various executive positions with Hunt Oil Company, including President/Director and Executive Vice President of International and U.S. Exploration, and Group Vice President — World Exploration and Production. Mr. Jennings served on the Board of Directors of Hunt Oil Company from 1991 to 2007. Mr. Jennings currently serves as the lead independent director for VAALCO Energy, Inc. Mr. Jennings has extensive senior leadership experience in the oil and natural gas industry, including international operations. He also possesses valuable skills in the area of strategic planning.	2007

Gary A. Kolstad(56)	Mr. Kolstad was appointed by the Board of Directors to serve as President and Chief Executive Officer and a Director of the Company, effective as of June 1, 2006. Mr. Kolstad was previously employed by Schlumberger from 1985 to June 2006, where he most recently served as Vice President, Global Accounts for Schlumberger Oilfield Services and previously led Schlumberger’s U.S. Onshore business unit as Vice President, Oilfield Services. Mr. Kolstad has a Bachelor of Science degree in Petroleum Engineering and a strong executive background in the oil field services business, which is the primary industry that purchases products and services from the Company. He also has a solid understanding of global operations and strategic planning.	2006

H. E. Lentz, Jr.(70)	From June 2009 to May 2011, Mr. Lentz served as a Managing Director of Lazard Frères & Co. (an investment banking firm). Formerly, he served as Managing Director of Barclays Capital, an investment banking firm and successor to Lehman Brothers, from September 2008 to March 2009; Managing Director of Lehman Brothers from 1993 to 2002; consultant to Lehman in 2003 and Advisory Director of Lehman from 2004 to September 2008. He also served as the non-executive Chairman of the Board of Rowan Companies plc, from 2010 to 2014 and currently serves as a Director of Peabody Energy Corporation, Macquarie Infrastructure Company and WPX Energy, Inc. Mr. Lentz has significant experience in the areas of corporate finance, mergers and acquisitions and strategic planning. As a Director of three other public companies, he also has experience in the area of corporate governance.	2003

Name (Age)	Business Experience During Past 5 Years and Other Information	Director Since
Randy L. Limbacher(56)	Since April 2013, Mr. Limbacher has served as President, Chief Executive Officer and a Director of Samson Resources Corporation (a Tulsa-based oil and natural gas company). From November 2007 until February 2013, Mr. Limbacher served as President and Chief Executive Officer and a Director of Rosetta Resources, Inc. (a Houston-based oil and natural gas company). From February 2010 until February 2013, Mr. Limbacher also served as Chairman of the Board of Rosetta. From April 2006 until November 2007, Mr. Limbacher held the position of President, Exploration and Production — Americas for ConocoPhillips (a Houston-based energy company). Prior to that time, Mr. Limbacher spent over twenty years with Burlington Resources Inc. (a Houston-based oil and natural gas company), where he served as Executive Vice President and Chief Operating Officer from 2002 until acquired by ConocoPhillips in April 2006. He was a Director of Burlington Resources from January 2004 until the sale of the company. Mr. Limbacher has significant executive experience in the oil and natural gas industry. He also possesses skills in the area of strategic planning.	2007

Robert S. Rubin(83)	From 2001 until January 2015, Mr. Rubin served as a Senior Vice President of JPMorgan Chase & Co. (a New York-based financial holding company) and a predecessor firm since 2001. He has extensive experience in the areas of corporate finance, accounting, mergers and acquisitions, strategic planning and risk oversight.	1997

The Board of Directors recommends a vote “FOR” the election of each of the nominees for Director named in this proxy statement.

The Board has determined that each of the following Directors is independent within the meaning of the applicable rules of the SEC and the listing standards of the NYSE:

William C. Morris

Sigmund L. Cornelius

Chad C. Deaton

James B. Jennings

H. E. Lentz, Jr.

Randy L. Limbacher

Robert S. Rubin

The Board has evaluated the independence of the members of the Board under the independence standards promulgated by the NYSE. In conducting this evaluation, the Board and Audit Committee considered transactions and relationships between each Director nominee or his immediate family and the Company to determine whether any such transactions or relationships were material and, therefore, inconsistent with a determination that each such Director nominee is independent. Based upon that evaluation, the Board determined that Messrs. Morris, Cornelius, Deaton, Jennings, Limbacher, Lentz and Rubin have no material relationship with the Company and, as a result, are independent. In determining the independence of Mr. Morris, the Board specifically considered that the Company reimburses Directors for direct expenses incurred in connection with Company-related travel, and that Mr. Morris may travel on Company business by means of a private aircraft owned by Mr. Morris. The Board concluded that such expense reimbursements are not inconsistent with a determination that Mr. Morris is independent. In determining the independence of Mr. Lentz, the Board specifically considered that he currently serves as Director of WPX Energy, Inc.’s, a customer of one of the Company’s subsidiaries, and concluded that such service was not inconsistent with a determination that Mr. Lentz is independent.

Please see the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 for information about the Company’s executive officers.

Interested parties may contact the Board, or the non-management Directors as a group, at the following address:

Board of Directors

or

Non-Management Directors

c/o CARBO Ceramics Inc.

575 N. Dairy Ashford

Suite 300

Houston, Texas 77079

Communications may also be sent to individual Directors at the above address. Communications to Directors will be reviewed and referred in compliance with the Procedures for Unsolicited Communications, as approved by the Nominating and Corporate Governance Committee of the Board on July 12, 2004 (which comprise a majority of the Board’s independent Directors). Communications to the Board, the non-management Directors or any individual Director that relate to the Company’s accounting, internal accounting controls or auditing matters will also be referred to the Chairman of the Audit Committee. Other communications will be referred to the appropriate Committee chairman and may also be sent, as appropriate, to the Company’s Chief Compliance Officer.

BOARD OF DIRECTORS, COMMITTEES OF THE BOARD OF DIRECTORS AND

MEETING ATTENDANCE

The Board met seven times and took action by unanimous written consent once during the last fiscal year. Each Director attended at least 75% of all meetings of the Board and the Committees of which such Director is a member. Although there is no formal policy as to Director attendance at the Annual Meeting, all Directors attended the 2014 Annual Meeting and all are anticipated to attend the 2015 Annual Meeting as well.

The primary function of the Board is oversight, which includes among other matters, oversight of the principal risk exposures to the Company. To assist the Board in this role, the Audit Committee periodically requests the Company’s internal auditor to conduct a review of enterprise risks associated with the Company. The internal audit firm reports its findings and assessments to the Audit Committee, which then reports the findings to the Board as a whole.

Pursuant to the Company’s Corporate Governance Guidelines, the offices of Chairman of the Board and Chief Executive Officer are currently separated. The positions of the Chairman of the Board and the Chief Executive Officer are not held by the same person and the Chairman of the Board is not an employee of the Company. The Board views this separation as a means to allow the Board to fulfill its role in risk oversight through a collaborative, yet independent, interaction with Company management.

The Board has an Audit Committee currently comprised of six members and a Compensation Committee and a Nominating and Corporate Governance Committee, each of which is currently comprised of seven members. The charters of each of these Committees and the Company’s Corporate Governance Guidelines are available free of charge on the Company’s website at www.carboceramics.com or by writing to the Company at: CARBO Ceramics Inc., c/o Corporate Secretary, 575 N. Dairy Ashford, Suite 300, Houston, Texas 77079. The Board votes annually on the membership and chairmanship of all Committees.

Audit Committee.    The Audit Committee currently consists of Robert S. Rubin (Chairman), Sigmund L. Cornelius, Chad C. Deaton, James B. Jennings, H. E. Lentz, Jr. and Randy L. Limbacher. The Committee met nine times during the last fiscal year. The Board has determined that all of the members of the Audit Committee are independent within the meaning of the applicable rules of the SEC and the listing standards of the NYSE. The Board has also determined that Robert S. Rubin and Sigmund L. Cornelius meet the requirements for being an “audit committee financial expert,” as that term is defined by applicable SEC and NYSE rules. The Audit Committee appoints and retains the Company’s independent registered public accounting firm, approves the fee arrangement and scope of the audit, reviews the financial statements and the independent registered public accounting firm’s report, considers comments made by the independent registered public accounting firm with respect to the Company’s internal control structure and reviews internal accounting procedures and controls with the Company’s financial and accounting staff. The Audit Committee also conducts the review of the non-audit services provided by the independent registered public accounting firm to determine their compatibility with its independence. The Audit Committee reviews the independent registered public accounting firm’s performance, qualification and quality control procedures and establishes policies for: (i) the pre-approval of audit and permitted non-audit services by the independent registered public accounting firm; (ii) the hiring of former employees of the independent registered public accounting firm; and (iii) the submission and confidential treatment of concerns from employees or others about accounting, internal controls, auditing or other matters.

The Audit Committee reviews with management the Company’s disclosure controls and procedures and internal control over financial reporting and the processes supporting the certifications of the Chief Executive Officer and Chief Financial Officer. It also reviews with management and the Company’s independent registered public accounting firm the Company’s critical accounting policies. The Audit Committee reviews the Company’s annual and quarterly SEC filings and other related Company disclosures. The Audit Committee reviews the Company’s compliance with the Code of Business Conduct and Ethics as well as other legal and regulatory matters. The Committee reviews related person transactions in accordance with the Company’s Code of Business Conduct and Ethics and applicable SEC guidelines. Such reviews are conducted periodically, but no less frequently than annually, and are reflected in the minutes of the Audit Committee.

In performing these duties, the Audit Committee has full authority to: (i) investigate any matter brought to its attention with full access to all books, records, facilities and personnel of the Company; (ii) retain outside legal, accounting or other consultants to advise the Committee; and (iii) request any officer or employee of the Company, the Company’s in-house or outside counsel, internal audit service providers or independent registered public accounting firm to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

Compensation Committee.    The Compensation Committee currently consists of H. E. Lentz, Jr. (Chairman), Sigmund L. Cornelius, Chad C. Deaton, James B. Jennings, Randy L. Limbacher, William C. Morris and Robert S. Rubin. The Committee met four times and took action by unanimous written consent once during the last fiscal year. The Board has determined that all of the members of the Compensation Committee are independent within the meaning of the listing standards of the NYSE. The Compensation Committee (i) establishes policies relating to the compensation of the non-employee Directors, officers and key management employees of the Company; (ii) reviews and approves the compensation of the non-employee Directors, officers and the President and Chief Executive Officer; (iii) reviews payment estimates with respect to cash incentive compensation awards for non-officer employees; (iv) oversees the administration of the Company’s equity compensation plans; and (v) reviews and approves periodically, but no less than annually, the Company’s compensation goals and objectives with respect to its officers, including oversight of the risks associated with the Company’s compensation programs. The Compensation Committee also evaluates and approves post-service arrangements with management and establishes and reviews periodically the Company’s perquisite policies for management and Directors.

In performing its duties, the Compensation Committee has ultimate authority and responsibility to engage and terminate any compensation consultant, legal counsel or other adviser (together “advisers”) to assist in determining appropriate compensation levels for the Chief Executive Officer or any other member of the Company’s management and to approve the terms of any such engagement and the fees of any such adviser. For 2014, Frederic W. Cook & Co., Inc. (“FW Cook”) was engaged by the Committee to provide compensation consulting services in connection with the review and summary of executive compensation. FW Cook did not provide any other services to the Company in 2014. In addition, the Committee has full access to any relevant records of the Company and may also request that any officer or other employee of the Company (including the Company’s senior compensation or human resources executives), the Company’s in-house or outside counsel, or any other person meet with any members of, or consultant to, the Committee. In addition to information provided by outside compensation consultants, the officers of the Company may also collect peer group compensation data for review by the Committee.

The Committee sets the compensation policy for the Company as a whole and specifically decides all compensation matters related to the officers of the Company. The Committee has delegated to its Chairman the ability to grant interim equity awards to non-officer employees of the Company under the stockholder-approved equity plans of the Company in an amount not to exceed 2,000 shares of Common Stock per employee award, with such awards to be reported to the full Committee at its next meeting.

Nominating and Corporate Governance Committee.    The Nominating and Corporate Governance Committee currently consists of William C. Morris (Chairman), Sigmund L. Cornelius, Chad C. Deaton, James B. Jennings, Randy L. Limbacher, H. E. Lentz, Jr. and Robert S. Rubin. The Nominating and Corporate Governance Committee acted unanimously in recommending the nomination of the Directors in Proposal No. 1. The Committee met two times during the last fiscal year. The Board has determined that all of the members of the Nominating and Corporate Governance Committee are independent within the meaning of the listing standards of the NYSE. The Nominating and Corporate Governance Committee establishes the Company’s corporate governance principles and guidelines. These principles and guidelines address, among other matters, the size, composition and responsibilities of the Board and its Committees, including their oversight of management. The Committee also advises the Board with respect to the charter, structure and operation of each Committee of the Board. The Nominating and Corporate Governance Committee oversees the evaluation of the Board and officers of the Company and reviews and periodically reports to the Board on matters concerning Company succession planning. The Committee has full access to any relevant records of the Company and may retain outside consultants to advise it. The Committee has the ultimate authority and responsibility to engage or terminate any outside consultant to identify Director candidate(s) and to approve the terms and fees of such engagement of any such consultant. The Committee may also request that any officer or other employee of the Company, the Company’s outside counsel, or any other person meet with any members of, or consultants to, the Committee.

The Company’s Board has charged the Nominating and Corporate Governance Committee with identifying individuals qualified to become members of the Board and recommending Director nominees for each Annual Meeting, including the recommendation of nominees to fill any vacancies on the Board. The Nominating and Corporate Governance Committee considers Director candidates suggested by its members, other Directors, officers and stockholders. Stockholders desiring to make such recommendations should timely submit the candidate’s name, together with biographical information and the candidate’s written consent to be nominated and, if elected, to serve to: Chairman, Nominating and Corporate Governance Committee of the Board of Directors of CARBO Ceramics Inc., 575 N. Dairy Ashford, Suite 300, Houston, Texas 77079. To assist it in identifying Director candidates, the Committee is also authorized to retain, at the expense of the Company, third party search firms and legal, accounting, or other advisors, including for purposes of performing background reviews of potential candidates. The Committee provides guidance to search firms it retains about the particular qualifications the Board is then seeking.

All Director candidates, including those recommended by stockholders, are evaluated on the same basis. Candidates are selected for their character, judgment, business experience and specific areas of expertise, among other relevant considerations, such as the requirements of applicable law and listing standards (including independence standards) and diversity of membership. While the Company’s Corporate Governance Guidelines do not prescribe diversity standards, as a matter of practice, the Nominating and Corporate Governance Committee considers diversity in the context of the Board as a whole, taking into account personal characteristics and experience of current and prospective Directors in order to facilitate Board deliberations that reflect an appropriate range of perspective. The Board of Directors recognizes the importance of soliciting new candidates for membership on the Board of Directors and that the needs of the Board of Directors, in terms of the relative experience and other qualifications of candidates, may change over time. In determining the needs of the Board of Directors and the Company, the Nominating and Corporate Governance Committee considers the qualifications of sitting Directors and consults with the Board of Directors, the Chief Executive Officer and certain other officers and, where appropriate, external advisors. All Directors are expected to exemplify the highest standards of personal and professional integrity and to assume the responsibility of challenging management through their active and constructive participation and questioning in meetings of the Board of Directors and its various Committees, as well as in less formal contacts with management. Director candidates, other than sitting Directors, are interviewed at the direction of the Committee, which may include (at the Committee’s direction) interviews by the Chairman of the Board of Directors, other Directors, the Chief Executive Officer and certain other officers, and the results of those interviews are considered by the Committee in its deliberations.

The members of the Nominating and Corporate Governance Committee constitute all of the non-management Directors on the Company’s Board of Directors. As the Chairman of the Nominating and Corporate Governance Committee, William C. Morris serves as the presiding Director for non-management executive sessions of these Directors.

CODE OF BUSINESS CONDUCT AND ETHICS

The Company has adopted a Code of Business Conduct and Ethics that applies to its Directors and employees, including its Chief Executive Officer, Chief Financial Officer and Controller. The Code of Business Conduct and Ethics, including future amendments, is available free of charge on the Company’s website at www.carboceramics.com or by writing to the Company at: CARBO Ceramics Inc., c/o General Counsel, 575 N. Dairy Ashford, Suite 300, Houston, Texas 77079. The Company will also post on its website any amendment to or waiver under the Code of Business Conduct and Ethics granted to any of its Directors or executive officers. No such waivers were requested or granted in 2014.

DIRECTOR COMPENSATION

The following table sets forth information regarding the compensation of the Company’s non-employee Directors. Mr. Kolstad did not receive any additional compensation for his service on the Board in 2014. Compensation received by Mr. Kolstad in his capacity as President and Chief Executive Officer is disclosed under “Compensation of Executive Officers” below.

Director Compensation for Fiscal Year 2014

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Sigmund L. Cornelius	58,000	99,940	—	—	—	—	157,940
Chad C. Deaton	58,000	99,940	—	—	—	—	157,940
James B. Jennings	58,000	99,940	—	—	—	—	157,940
H. E. Lentz, Jr.	68,000	99,940	—	—	—	—	167,940
Randy L. Limbacher	58,000	99,940	—	—	—	—	157,940
William C. Morris	74,000	99,940	—	—	—	—	173,940
Robert S. Rubin	68,000	99,940	—	—	—	—	167,940

(1)	Amounts shown represent the value of the 738 shares of stock granted to each director on May 21, 2014, the first business day after last year’s Annual Meeting, computed by multiplying the closing price of the Company’s stock on the date of grant by the number of shares subject to the grant.

Directors who are not employees of the Company are paid a quarterly cash retainer of $10,000 plus $2,000 for each meeting of the Board of Directors that they attend. Non-employee directors also receive $1,000 for each Committee meeting that they attend that does not immediately precede or follow a meeting of the Board of Directors. In addition to their compensation as Directors, the Chairmen of the Audit and Compensation Committees each receive $10,000 annually as compensation for their service as Chairmen of these Committees. The Chairman of the Nominating and Corporate Governance Committee does not currently receive a separate payment for service as Chairman of this Committee. In addition to his compensation as a Director, the Chairman of the Board of Directors receives $20,000 annually as compensation for his service as Chairman of the Board. All Directors are reimbursed for out-of-pocket expenses incurred by them in attending meetings of the Board of Directors and its Committees and otherwise in performing their duties. All retainers and meeting attendance payments are paid quarterly. Additionally, payments of annual compensation amounts are paid quarterly in equal installments.

Each newly elected or appointed non-employee Director receives a grant of 2,000 shares of restricted stock on the first day he or she is elected or appointed as a non-employee Director. In each case, one third of the shares of such restricted stock grant generally vests on each anniversary of the grant date provided the grantee is still serving as a Director on each such anniversary. In the event the Director’s service with the Company terminates prior to the applicable vesting date, other than as a result of such Director’s death, disability, or retirement at age 62 or older, all restricted shares are immediately forfeited. However, if the Director’s service is terminated due to his or her death, disability or retirement, then such unvested shares immediately vest, subject to, in the case of retirement, Board approval of such retirement. Beginning with grants made during or after January 2014, unvested shares will no longer immediately vest upon retirement. The terms of the grants also provide for accelerated vesting upon a change in control of the Company. For more information regarding such accelerated vesting, see “Potential Termination and Change in Control Payments” below. Additionally, each non-employee Director who is serving in such capacity on the first business day after each Annual Meeting of Stockholders receives an annual grant of Common Stock with a market value of $100,000 as of such date (each, an “Annual

Director Stock Grant”). In 2014, each non-employee director received 738 shares of Common Stock as an Annual Director Stock Grant.

Each non-employee Director is required to hold a minimum amount of shares of Common Stock (including shares of restricted stock) equal to the sum of 2,000 shares plus the number of shares received as Annual Director Stock Grants, so long as he or she is a member of the Board of Directors. Each non-employee Director currently meets this requirement.

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Discussion and Analysis

Compensation Overview.    The goal of the Company’s compensation program is to ensure that executive compensation aligns management’s overall goals and objectives for improving profitability and enhancing stockholder value with those of stockholders. To achieve this goal, the Compensation Committee has adopted the following guidelines to direct compensation decisions:

•	provide a competitive compensation package that enables the Company to attract and retain superior management personnel;

•	relate compensation to the performance of the Company and the individual; and

•	align employee objectives with the objectives of stockholders by encouraging executive stock ownership.

The Compensation Committee reviews, on an annual basis, each compensation element for each of the named executive officers. The Compensation Committee takes into account the executive’s scope of responsibilities, experience and performance, and balances these against competitive compensation levels. Executive officers are evaluated annually by the Nominating and Corporate Governance Committee, which shares their evaluation results with the Compensation Committee to use in setting the following year’s compensation. While the Compensation Committee does not utilize individual performance goals or objectives in its review, it does consider overall executive performance in their respective positions as one factor in setting the targeted compensation levels for named executive officers.

To emphasize the correlation between Company performance and executive pay and to insure compensation is competitive, the Compensation Committee typically uses the 50th to 75th percentile range of the total equity and cash compensation as reflected by various third party sources of compensation data (“Market Data”) provided to the Committee by FW Cook. The Market Data includes compensation information from the Company’s peer companies as well as other survey sources, such as the 2013 Mercer U.S. Total Compensation Survey for the Energy Sector, the 2013 Mercer U.S. Executive Benchmark Database and the 2013 Towers Watson Top Management Report, selected by FW Cook. For purposes of setting 2014 compensation, the peer group companies used by the Committee included Basic Energy Services, Inc., Cal-Dive International, Inc., C&J Energy Services, Inc., Core Laboratories N.V., Dril-Quip, Inc., Forum Energy Technologies, GulfMark Offshore, Inc., Hornbeck Offshore Services, Inc., ION Geophysical Corporation, Newpark Resources, Inc., RPC, Inc., TESCO Corporation, and Unit Corporation (“Similar Companies”). Many of the Company’s direct competitors cannot be included in such comparisons as they are private and/or foreign entities and, as such, relevant compensation data may not be readily available to the public. The competition for experienced, proficient executive talent in the oil and gas industry is acute, as companies seek to draw from a limited pool of executives to lead their companies in an increasingly complex industry that requires an experienced and knowledgeable management team. The Company believes that it is necessary to pay at competitive levels to attract and retain talented professionals. However, the Compensation Committee also believes that a significant portion of compensation should remain tied to Company performance and market risk.

The Compensation Committee views the Company’s current compensation program as an effective means to encourage enhanced profitability and stockholder value as well as aligning the goals of the executives with those of stockholders. This view was supported by the “say-on-pay” vote held during the Company’s 2014

Annual Meeting of Stockholders, at which over 98% of the votes cast on this matter voted for the adoption of an advisory resolution that approved the Company’s compensation program for the named executive officers as disclosed in the proxy statement for that meeting. No significant changes have been made to the structure of the Company’s compensation program since the time of the last “say-on-pay” vote.

Elements of Compensation.    In order to achieve its objectives, the Committee has combined current and deferred cash compensation with equity-based compensation. The Company’s compensation program for executive officers consists of:

•	base salary;

•

performance-based annual incentive payments based upon the Company’s annual earnings before interest income and expense and taxes (“EBIT”) under incentive compensation plans or individual employment agreements;

•	long-term incentives, primarily consisting of restricted stock grants; and

•	matching and discretionary contributions under the Company’s Savings and Profit Sharing Plan.

The Compensation Committee structures total direct compensation to the executive officers so that the majority of their compensation is delivered in the form of long-term equity awards and performance-based annual bonus awards in order to provide incentives to work toward profitable growth. Since the named executive officers have more opportunity to influence our financial results, the Committee considers it appropriate that a significant portion of their total compensation remain at risk and payable based on Company performance. The Compensation Committee believes that the mix and structure of compensation strikes a balance to promote long-term returns without motivating or rewarding excessive or inappropriate risk taking.

In determining the total compensation to be awarded to executives in 2014, the Committee evaluated each executive’s overall performance in their respective positions, the Company’s financial performance, as measured by EBIT, as well as key Company initiatives. Those initiatives included maximizing proppant sales volumes, marketing the Company as a production enhancement company, growing ceramic capacity, leading through research and development, reducing distribution costs and continued profitable growth of non-proppant businesses.

Base Salary.    The Company recognizes that base salaries generally do not represent variable or at risk elements of total compensation. At the same time, however, the Company believes that base salaries should remain competitive in order to attract and retain superior executives since the remaining elements of total compensation are more subject to variability or of being at risk.

The base salaries of the Chief Executive Officer, the Chief Financial Officer and other executive officers are compared annually to base salaries of executives in similar positions at the Similar Companies and with the Market Data. The Compensation Committee typically targets base salaries for the Company’s executive officers at the 50th percentile of base salary ranges of the Market Data in order to stay competitive with its market peers. Individual salaries are then set based on overall individual performance in the most recently completed twelve months. In addition, Mr. Kolstad’s base salary remains subject to the requirements set forth in his employment agreement.

Annual Bonuses.    Since its inception, the Company has sought to have a significant portion of key employee compensation be performance-based. In order to achieve this objective, the Company established its first incentive compensation plan in 1987. The Compensation Committee, pursuant to its authority to administer the 2009 CARBO Ceramics Inc. Omnibus Incentive Plan (the “2009 Omnibus Plan”), approved the CARBO Ceramics Inc. Annual Incentive Arrangement (the “AIA”). Annual bonuses for Company officers, other than Mr. Kolstad, were paid pursuant to the AIA for 2014. Under the AIA, an executive officer’s individual performance is not a separate performance metric. The Compensation Committee determined that 100% of an executive officer’s bonus should be determined by Company performance, and EBIT was determined to be the appropriate performance measure because it closely aligns the performance of the executive officers with stockholder goals and interests.

Under the AIA, the Compensation Committee has granted performance-based cash awards to each of the executive officers other than Mr. Kolstad, whose bonus calculation has been determined under the terms of his employment agreement as further described below. Such awards generally have a performance period of one fiscal year of the Company and are measured based on the Company’s EBIT for such fiscal year. Each award is determined as a percentage of EBIT and is subject to a pre-determined dollar cap, which in no event can exceed the dollar cap set under the 2009 Omnibus Plan.

Mr. Kolstad’s annual cash bonus for 2014 was determined in accordance with his employment agreement, rather than the AIA. Beginning in 2015, Mr. Kolstad’s bonus will be established pursuant to the AIA and the provisions of his employment agreement. For 2014, Mr. Kolstad’s bonus was equal to the sum of (i) 0.5% of the Company’s EBIT for such fiscal year up to $75,000,000 of EBIT, plus (ii) 0.9% of EBIT in excess of $75,000,000, resulting in a bonus for 2014 of $714,804. Effective January 2012 and at Mr. Kolstad’s request, the multiplier for the portion of Mr. Kolstad’s annual bonus that is attributable to EBIT amounts in excess of $75,000,000 was reduced from 1.0% to its current level of 0.9%. In light of this reduction, the target percentages for each of the then-current executive officers, other than Mr. Kolstad, were also reduced from previous years and dollar caps were adjusted to more appropriately correspond with the Company’s expanded business operations. Specifically, the 2014 bonuses for each of Messrs. Bautista, Conkle, Elliott and Riffey were established pursuant to the AIA with target incentive percentages of .2745%, .2745%, .1935% and .20%, respectively, of 2014 EBIT, with respective dollar caps of $754,875, $754,875, $532,125 and $550,000. For 2014 the Company’s EBIT, as certified by the Committee for purposes of the AIA, was approximately $112,756,000. As permitted by Section 8(c) of the 2009 Omnibus Plan, this EBIT calculation excludes the effects of certain one-time asset write-offs that occurred in 2014. When considering the EBIT results for 2014, the Committee noted that in 2008, the one-time gain associated with the sale of Pinnacle Technologies Inc. was excluded from the Company’s financial results for the calculation of annual bonuses. Accordingly the Committee believes that excluding the one-time asset write-offs from the 2014 EBIT calculation is consistent with its historic approach on these matters.

Target incentive percentages have been established based upon the executive officer’s position within the Company and are not typically subject to an annual adjustment except when, in the discretion of the Committee, change is warranted based upon factors such as previous fiscal year’s overall individual performance taking into account other general business metrics that include those described above under “-Elements of Compensation.”

Restricted Stock.    The Company strongly believes that the interests of stockholders and executives become more closely aligned when executives are provided with an opportunity to acquire an equity interest in the Company through ownership of the Company’s Common Stock. We grant long-term equity incentives to reward performance and align senior executives with long-term stockholder interests by providing those executives an ownership stake in the Company, encouraging sustained long-term performance and providing an important retention element to their compensation program. Long-term equity incentives are provided in the form of restricted stock. To encourage officers to retain their ownership of the Company’s stock, the Compensation Committee generally provides that officers’ restricted shares will continue to be subject to transfer restrictions for an additional two-year period after vesting, except that if an officer’s employment terminates prior to the end of such two-year period, the shares will cease to be subject to transfer restrictions at the time of termination. Accordingly, in April 2009, the Company established the 2009 Omnibus Plan and, upon its expiration, adopted the 2014 CARBO Ceramics Inc. Omnibus Incentive Plan (the “2014 Omnibus Plan). See “Employment Agreements and Other Plans — 2009 Omnibus Plan and 2014 Omnibus Plan” below.

In recognition of their responsibility for the Company’s financial performance, a portion of compensation is given in the form of equity to management. Individual restricted stock grants are determined based on overall individual and Company performance, including the general business metrics described above under “-Elements of Compensation.” Annual equity grants are traditionally given at the first Board of Directors meeting held shortly after the year-end close of the Company’s books. Grants of equity typically are targeted at the 50th to 75th percentile, based upon prior year performance, of persons holding similar positions at the Similar Companies to foster a competitive equity award. To further enhance the retention goal of the equity grant, executive officers generally are required to hold their restricted shares for an additional two years after vesting.

Long-Term Performance-Based Cash Awards.    Under the terms of the 2009 Omnibus Plan and 2014 Omnibus Plan, the Committee may grant performance-based cash awards to named executive officers which are paid depending upon achieving certain pre-determined financial benchmarks measured over a specified performance period. Payments under such grants, if any, are to be paid at the end of the applicable performance period based upon the Company’s actual performance against the benchmark during such period. Long-term performance-based cash awards were granted in 2009 and those grants vested in 2011. In March 2015, the Committee authorized the grant of additional long-term performance based awards that are scheduled to vest in December 2017.

Termination and Change in Control.    Mr. Kolstad’s employment agreement provides for certain payments to be made in the event of his termination of employment both before and following a change in control. These provisions were part of the employment agreement negotiated with Mr. Kolstad in connection with his joining the Company. The Company believes that having these provisions in the employment agreement enables Mr. Kolstad to focus on the performance of his job by providing him with security in the event of certain terminations of employment or a change in control.

In March 2012, the Board authorized the Company to enter into a change in control severance agreement (each, a “CIC Agreement”) with each of Messrs. Bautista and Elliott. The Board authorized the Company to enter into CIC Agreements with Mr. Conkle upon his joining the Company in October 2012 and Mr. Riffey upon his appointment to Vice President — Manufacturing in May 2013. For more information regarding these agreements, see “Potential Termination and Change in Control Payments” below. As is typical of many companies, the restricted stock issued by the Company vests immediately upon a change in control of the Company. These vesting provisions are designed to preserve employee productivity during the potentially disruptive time prior to a change in control by assuring them of their opportunity to realize the value of their stock and any outstanding performance-based cash awards.

Retirement.    The Company does not provide retirement benefits to its executive officers other than pursuant to its tax-qualified Savings and Profit Sharing Plans available to all employees. It does provide that restricted stock awards will vest upon “Retirement,” which is defined as a participant’s voluntary termination of employment at or after age 62 (unless otherwise defined in the award agreement) and is further subject to Board consent. Under the 2009 Omnibus Plan, only that portion of restricted stock scheduled to vest within one year of Retirement vests on the scheduled vesting date. Awards scheduled to vest later than one year after Retirement are forfeited. Restricted stock awards granted during or after January 2014 no longer vest upon Retirement.

Perquisites.    The Company’s named executive officers are primarily compensated with cash and incentive awards and not perquisites. Perquisites provided to our named executive officers are usually limited to items such as payment or reimbursement for club dues and fees and education expenses.

Internal Revenue Code Section 162(m).    Internal Revenue Code Section 162(m), and the regulations thereunder, place a limit of $1,000,000 on the amount of compensation that may be deducted by the Company in any year with respect to certain of the Company’s most highly compensated officers. The limit imposed by Section 162(m) does not however, apply to deductions for qualified “performance-based compensation,” the material terms of which are disclosed to and approved by stockholders. The Company’s policy is to carefully monitor the potential impact of Section 162(m) on the tax deductibility of executive compensation, and to pay executive compensation that may not be deductible if it believes it is necessary and appropriate in light of the Company’s compensation objectives and in the interests of the Company and its stockholders.

Summary Compensation Table

The following table sets forth information concerning (i) annual compensation paid during fiscal years ended December 31, 2012, 2013 and 2014 to the Company’s Chief Executive Officer and Chief Financial Officer and (ii) annual compensation during such periods for the Company’s three most highly compensated executive officers, other than the Chief Executive Officer and Chief Financial Officer, who were serving as executive officers as of December 31, 2014.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
Gary A. Kolstad	2014	800,000	—	2,099,636	—	714,804	—	27,161	(4)	3,641,601
President and Chief	2013	700,000	—	1,799,978	—	819,811	—	29,598		3,349,387
Executive Officer	2012	700,000	—	1,794,450	—	1,126,733	—	17,512		3,638,695

Ernesto Bautista, III	2014	343,750	—	549,731	—	309,515	—	27,361	(4)	1,230,357
Vice President and	2013	321,250	—	470,001	—	341,542	—	28,523		1,161,316
Chief Financial Officer	2012	305,000	—	459,977	—	435,154	—	17,512		1,217,643

Don P. Conkle	2014	377,500	—	650,141	—	309,515	—	16,769	(5)	1,353,925
Vice President of	2013	355,000	360,000	499,980	—	341,542	—	17,591		1,574,113
Marketing and Sales	2012	94,053	—	1,199,950	—	81,694	—	—		1,375,697

R. Sean Elliott,	2014	308,750	—	439,785	—	218,183	—	16,769	(5)	983,487
Vice President,	2013	285,000	—	369,989	—	240,759	—	18,141		913,889
General Counsel, Secretary and Chief	2012	265,000	—	350,037	—	306,748	—	17,512		939,297
Compliance Officer

Roger L. Riffey(1)	2014	262,500	—	399,957	—	225,512	—	16,769	(5)	904,738
Vice President, Manufacturing	2013	215,458	—	60,040	—	186,211	—	133,185		594,894

(1)	Mr. Riffey was appointed Vice President — Manufacturing in May 2013.

(2)	Amounts shown do not reflect compensation actually received by the named executive officer. Rather, amounts set forth in the Stock Awards column represent the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718 for financial statement reporting purposes in fiscal year 2014 by the Company with respect to restricted stock awards. A discussion of the assumptions used in this valuation with respect to awards made in fiscal year 2014 may be found in Note 7 to the Company’s financial statements contained in the Company’s Annual Report on Form 10-K for 2014. A discussion of the assumptions used in this valuation with respect to awards made in fiscal years prior to fiscal year 2014 may be found in the corresponding sections of the Company’s financial statements and accompanying footnotes for the fiscal year in which the award was made. Dividends are paid on shares of restricted stock at the same rate, and at the same time, that dividends are paid to stockholders of the Company.

(3)	The amounts disclosed represent cash payments earned pursuant to the Annual Incentive Agreement or, in the case of Mr. Kolstad, the terms of his employment agreement.

(4)	The amounts disclosed for Mr. Kolstad and Mr. Bautista include (i) contributions under the Company’s Savings and Profit Sharing Plan of $16,769 and (ii) reimbursement of club dues.

(5)	The amounts disclosed for Messrs. Conkle, Elliott and Riffey represent contributions under the Company’s Savings and Profit Sharing Plan.

Grants of Plan-Based Awards in Fiscal Year 2014

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Name	Grant Date	Threshold ($)(1)	Target ($)(2)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Gary A. Kolstad	1/20/14	—	—	(2)	—	—	—	18,715			2,099,636
President and Chief Executive Officer
Ernesto Bautista, III	1/20/14	—	—	$754,875	—	—	—	4,900			549,731
Vice President and Chief Financial Officer
Don P. Conkle	1/20/14	—	—	$754,875	—	—	—	5,795			650,141
Vice President of Marketing and Sales
R. Sean Elliott	1/20/14	—	—	$532,125	—	—	—	3,920			439,785
Vice President, General Counsel, Secretary and Chief Compliance Officer
Roger L. Riffey	1/20/14	—	—	$550,000	—	—	—	3,565			399,957
Vice President, Manufacturing

(1)	If threshold levels of performance are not met, the payout can be zero.

(2)	Payments are not subject to an annual target or, in the case of Mr. Kolstad, a maximum but rather are calculated based upon pre-determined percentages of EBIT. See “Compensation Discussion and Analysis — Annual Bonuses” above.

(3)	Amounts shown do not reflect compensation actually received by the named executive officer. Rather, amounts set forth in the stock award column represent the grant date fair value of awards computed in accordance with FASB ASC Topic 718 for financial statement reporting purposes in fiscal year 2014 by the Company with respect to restricted stock awards.

Employment Agreements and Other Plans

Kolstad Employment Agreement.    The Company entered into an employment agreement with Gary A. Kolstad, dated May 10, 2006, which was amended and restated effective as of December 16, 2014, pursuant to which Mr. Kolstad is employed as President and Chief Executive Officer of the Company. The amendments reflected an increase in Mr. Kolstad’s base salary, changed his incentive bonus formula as noted under “Annual Bonuses” above and made other minor changes to administrative provisions of the agreement. The agreement currently runs through December 31, 2014, with automatic extensions for successive one-year periods unless written notice of an election not to extend is given by either party, or unless the Company or Mr. Kolstad terminates his employment earlier. The Company annually reviews Mr. Kolstad’s annual base salary based on a variety of factors, including the base salary range for Chief Executive Officers of the Similar Companies. Effective January 1, 2014, Mr. Kolstad’s annual base salary was increased to $800,000. The employment agreement gives the Company the right to increase Mr. Kolstad’s annual base salary, but does not expressly permit for it to be decreased. Mr. Kolstad is eligible to receive an incentive bonus for each fiscal year as described under “Annual Bonuses” above. Mr. Kolstad is entitled to four weeks of paid vacation per year, subject to the Company’s applicable policies. Mr. Kolstad shall be reimbursed for all reasonable, ordinary and necessary expenses incurred in the performance of his duties, provided he accounts to the Company for such expenses.

Mr. Kolstad shall also be entitled to such benefits and perquisites as are generally made available to officers of the Company except that he shall not be eligible to participate in the Company’s annual incentive compensation plans. For more information regarding Mr. Kolstad’s employment agreement, see “Potential Termination and Change in Control Payments” below.

2009 Omnibus Plan and 2014 Omnibus Plan.    The 2009 Omnibus Plan was available to Directors and key employees (including officers of the Company, whether or not they are members of the Board of Directors) of the Company and its affiliates who have made or who the Compensation Committee of the Board of Directors believes will make substantial contributions to the management, growth and protection of the Company’s business. The 2009 Omnibus Plan allowed the Company to grant restricted stock and other long term incentives to executive officers and key employees of the Company, including awards that are performance-based, in an effort to align the elements of compensation with the compensation policy of the Company. Shares of restricted stock granted pursuant to the 2009 Omnibus Plan are subject to transfer restrictions and forfeiture following the date of grant. Generally, one-third of the shares subject to each award will vest (i.e., will no longer be subject to transfer restrictions or forfeiture) on the first, second and third anniversaries of the date of grant. However, the Compensation Committee may, in its discretion, choose a shorter or longer vesting period as provided in the 2009 Omnibus Plan. Under the 2009 Omnibus Plan, upon termination of employment due to death, disability or Retirement, awards scheduled to vest within one year following such termination will vest on the scheduled vesting date and awards scheduled to vest more than one year following termination will be forfeited. All shares of restricted stock will vest upon a change in control of the Company. Dividends are paid on shares of restricted stock at the same rate, and at the same time, that dividends are paid to stockholders of the Company. For more information regarding the 2009 Omnibus Plan, see “Potential Termination and Change in Control Payments” below. The Company received approval of the 2014 Omnibus Plan (the “2014 Omnibus Plan”) at the 2014 Annual Meeting of Stockholders. The 2014 Omnibus Plan replaced the 2009 Omnibus Plan, which expired in May 2014. The 2014 Omnibus Plan, similar to the 2009 Omnibus Plan, allows the Company to grant restricted stock and other long term incentives to executive officers and key employees of the Company, including awards that are performance-based. All grants of stock and other incentives awarded after the 2014 Annual Meeting of Stockholders have been pursuant to the 2014 Omnibus Plan; however outstanding awards of restricted stock granted pursuant to the 2009 Omnibus Plan continue to be held by executives.

Annual Incentive Arrangement.    In 2010, the Committee first adopted the AIA, pursuant to its authority to administer the 2009 Omnibus Plan, to grant performance-based cash awards to each of the executive officers other than Mr. Kolstad. In 2014 the AIA was available to the executive officers of the Company other than Mr. Kolstad, whose bonus was determined in accordance with his employment agreement. Beginning in 2015, the AIA will be available to all executive officers of the Company, including Mr. Kolstad. Each year target incentive payments (stated as a percentage of EBIT) are determined for each executive officer and are determined by the Compensation Committee based primarily upon the factors described under “Compensation Discussion and Analysis — Elements of Compensation” above. Such awards generally have a performance period of one fiscal year of the Company and are measured based on the Company’s EBIT for such fiscal year. Each award is determined as a percentage of EBIT and will be subject to a pre-determined dollar cap, which in no event can exceed the dollar cap of $2,000,000 set under the 2009 Omnibus Plan. Under the 2014 Omnibus Plan, this dollar cap was increased to $5,000,000 in order to provide for the grant of Mr. Kolstad’s annual incentive payment under a stockholder approved incentive plan, as opposed to solely under his employment agreement. An executive officer’s personal performance is not a separate performance metric under the 2014 AIA. The Compensation Committee determined that 100% of an executive officer’s incentive payment should be determined by Company performance, and EBIT was determined to be the appropriate performance measure because it closely aligns the performance of the executive officers with stockholder goals and interests.

The AIA allows the Compensation Committee to interpret the plan, and to adopt rules and regulations that are necessary or advisable for the proper administration of the plan. During 2014, the Compensation Committee did not take any action that resulted in an award of compensation absent the attainment of the relevant performance goal or reduce or increase the size of any award or payout under the AIA.

The following table sets forth information regarding outstanding equity awards held by the Company’s named executive officers as of December 31, 2014.

Outstanding Equity Awards at End of Fiscal Year 2014

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Un-exercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Gary A. Kolstad,	—	—		—	—	38,605	(1)	1,546,130	—	—
President and Chief Executive Officer
Ernesto Bautista, III	—	—		—	—	10,070	(1)	403,304	—	—
Vice President and Chief Financial Officer
Don P. Conkle	—	—		—	—	18,709	(2)	749,295	—	—
Vice President of Marketing and Sales
R. Sean Elliott	—	—		—	—	7,957	(1)	318,678	—	—
Vice President, General Counsel, Secretary and Chief Compliance Officer
Roger L. Riffey	—	—		—	—	4,229	(1)	169,371	—	—
Vice President, Manufacturing

(1)	Pursuant to grants made under the expired 2009 Omnibus Plan, one third of the shares subject to award vest on each of the first three anniversaries of the grant date. Additional information concerning the vesting schedule for these awards is as follows:

	Shares Vested in February 2015	Shares to Vest in February 2016	Shares to Vest in February 2017
Mr. Kolstad	February 1, 2015 – 18,683	February 1, 2016 – 13,683	February 1, 2017 – 6,239
Mr. Bautista	February 1, 2015 – 4,859	February 1, 2016 – 3,577	February 1, 2017 – 1,634
Mr. Elliott	February 1, 2015 – 3,812	February 1, 2016 – 2,838	February 1, 2017 – 1,307
Mr. Riffey	February 1, 2015 – 1,603	February 1, 2016 – 1,437	February 1, 2017 – 1,189

(2)	Pursuant to a grant made under the expired 2009 Omnibus Plan, certain of the shares awarded vest on each of the first three anniversaries of the grant date and certain of the shares awarded vest on each of the first five anniversaries of the grant date. Accordingly, 3,999 shares vest on February 1, 2015, 5,016 shares vest on October 1, 2015, 4,000 shares vest on February 1, 2016, 1,881 shares vest on October 1, 2016, 1,932 shares vest on February 1, 2017, and 1,881 shares vest on October 1, 2017.

(3)	Market Value is computed by multiplying the closing market price of the Company’s stock at the end of fiscal year 2014 of $40.05 by the number of shares subject to the award.

The following table sets forth information regarding equity awards held by the Company’s named executive officers that were exercised or that vested during fiscal year 2014.

Option Exercises and Stock Vested in Fiscal Year 2014

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Gary A. Kolstad	—	—	17,445	1,993,618
President and Chief Executive Officer
Ernesto Bautista, III	—	—	4,449	508,585
Vice President and Chief Financial Officer
Don P. Conkle,	—	—	7,084	524,532
Vice President of Marketing and Sales
R. Sean Elliott,	—	—	3,471	396,751
Vice President, General Counsel, Secretary and Chief Compliance Officer
Roger Riffey,	—	—	554	63,369
Vice President, Manufacturing

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth certain information regarding the Company’s equity compensation plans as of December 31, 2014:

Plan Category	A. Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	B. Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	C. Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (A))
Equity compensation plans approved by security holders	—	$—	742,534	(1)
Equity compensation plans not approved by security holders	—	—	0
Total	—	$—	742,534	(1)

(1)	Represents shares available for issuance under the 2014 Omnibus Plan as of December 31, 2014.

POTENTIAL TERMINATION AND CHANGE IN CONTROL PAYMENTS

The following tables set forth the estimated value of payments and benefits that the Company’s named executive officers would be entitled to receive assuming certain terminations of employment and/or assuming a change in control of the Company, in each case occurring on December 31, 2014 and using the closing market price of the Common Stock at the end of fiscal year 2014 of $40.05.

Gary A. Kolstad

Triggering Event	Cash-Out Value of Equity-Based Awards that Vest as a Result of a Triggering Event ($)	Cash-Out Value of Cash-Based Awards that Vest as a Result of a Triggering Event ($)	Value of Salary Continuation ($)
Termination of Employment Prior to a Change In Control without Cause	—	704,804	1,600,000
After a Change In Control without Cause or for Good Reason	—	819,811	1,600,000
Retirement	498,423	—	—
Disability	1,546,131	704,804	—
Death	1,546,131	704,804	—
Voluntary Termination	—	—	—
Change in Control	1,546,131	—	—

Ernesto Bautista, III

Triggering Event	Cash-Out Value of Equity-Based Awards that Vest as a Result of a Triggering Event ($)	Cash-Out Value of Cash-Based Awards that Vest as a Result of a Triggering Event ($)	Value of Salary Continuation ($)
Termination of Employment Prior to a Change In Control without Cause	—	—	—
After a Change In Control without Cause or for Good Reason	—	341,452	700,000
Retirement	129,202	—	—
Disability	403,304	—	—
Death	403,304	—	—
Voluntary Termination	—	—	—
Change in Control	403,304	—	—

Don P. Conkle

Triggering Event	Cash-Out Value of Equity-Based Awards that Vest as a Result of a Triggering Event ($)	Cash-Out Value of Cash-Based Awards that Vest as a Result of a Triggering Event ($)	Value of Salary Continuation ($)
Termination of Employment Prior to a Change In Control without Cause	—	—	—
After a Change In Control without Cause or for Good Reason	—	341,542	770,000
Retirement	283,715		—
Disability	749,296	—	—
Death	749,296	—	—
Voluntary Termination	—	—	—
Change in Control	749,296	—	—

R. Sean Elliott

Triggering Event	Cash-Out Value of Equity-Based Awards that Vest as a Result of a Triggering Event ($)	Cash-Out Value of Cash-Based Awards that Vest as a Result of a Triggering Event ($)	Value of Salary Continuation ($)
Termination of Employment Prior to a Change In Control without Cause	—	—	—
After a Change In Control without Cause or for Good Reason	—	240,759	630,000
Retirement	100,366	—	—
Disability	318,678	—	—
Death	318,678	—	—
Voluntary Termination	—	—	—
Change in Control	318,678	—	—

Roger Riffey

Triggering Event	Cash-Out Value of Equity-Based Awards that Vest as a Result of a Triggering Event ($)	Cash-Out Value of Cash-Based Awards that Vest as a Result of a Triggering Event ($)	Value of Salary Continuation ($)
Termination of Employment Prior to a Change In Control without Cause	—	—	—
After a Change In Control without Cause or for Good Reason	—	186,211	540,000
Retirement	16,621	—	—
Disability	169,372	—	—
Death	169,372	—	—
Voluntary Termination	—	—	—
Change in Control	169,372	—	—

Kolstad Employment Agreement.    In the event that Mr. Kolstad’s employment is terminated due to disability or death, Mr. Kolstad, or his estate, shall be entitled to receive (i) all earned but unpaid base salary, (ii) payment for all earned but unused vacation time, and (iii) reimbursement for business expenses incurred prior to the date of termination (together, the “Accrued Obligations”). He, or his estate, shall also receive a pro-rated bonus based on the bonus he would have received for the year in which his employment terminated had his employment continued. If the Company terminates Mr. Kolstad’s employment for Cause, he shall only be entitled to receive the Accrued Obligations. In the event the Company terminates Mr. Kolstad’s employment without Cause, he shall be entitled to receive (i) the Accrued Obligations, (ii) a pro-rated bonus based on the bonus he would have received for the year in which his employment terminated had his employment continued and (iii) contingent upon his execution of a general release of claims against the Company, an amount equal to two times his base salary. The Accrued Obligations, pro-rated bonus and a portion of the base salary payment would be paid in a lump sum, and the remaining portion of the base salary payment would be paid over an 18 month period. Notwithstanding the foregoing, in the event Mr. Kolstad’s employment is terminated by the Company without Cause or by him for Good Reason, and in either case, during the one-year period following a change in control of the Company, he shall be entitled to receive (i) the Accrued Obligations, (ii) a pro-rated bonus based on the bonus he received in the year prior to his termination of employment and (iii) an amount equal to two times his base salary. In this instance, the Accrued Obligations and a portion of the bonus and base salary payment would be paid in a lump sum, with the remaining portion of the bonus and base salary payment to be paid over an 18 month period.

In Mr. Kolstad’s employment agreement, “Cause” is defined as (i) any material violation by Mr. Kolstad of the agreement; (ii) any failure by Mr. Kolstad to substantially perform his duties thereunder; (iii) any act or omission involving dishonesty, fraud, willful misconduct or gross negligence on the part of Mr. Kolstad that is or may be materially injurious to the Company; and (iv) commission of any felony or other crime involving moral turpitude.

“Good Reason” is defined as, without Mr. Kolstad’s express written consent, the occurrence of any one or more of the following: (i) the assignment of Mr. Kolstad to duties materially inconsistent with his authorities, duties, responsibilities and status (including offices, titles and reporting requirements) as an officer of the Company, or a reduction or alteration in the nature or status of his authorities, duties or responsibilities from those in effect immediately prior to a change in control, including a failure to reelect him to, or a removal of him from, any office of the Company that he held immediately prior to a change in control; or (ii) the Company’s requiring Mr. Kolstad to be based at a location more than 50 miles from Houston, Texas, except for required travel on the Company’s business to an extent substantially consistent with his business obligations immediately prior to a change in control; or (iii) the Company materially breaches the agreement or any other written agreement with Mr. Kolstad; or (iv) a material reduction in his level of participation in any of the Company’s welfare benefit, retirement or other employee benefit plans, policies, practices or arrangements in which he participates as of the date of the change in control. The Company is entitled to written notice and a 30 day cure period for any event that may constitute Good Reason.

Mr. Kolstad is subject to a covenant not to compete for a period of two years following the termination of his employment with the Company. He is also subject to standard covenants not to solicit employees and not to solicit clients for a period of one year following a termination.

2009 Omnibus Plan and 2014 Omnibus Plan.    All named executive officers were participants in the 2009 Omnibus Plan and continue to hold unvested awards of restricted stock. Each award agreement under the 2009 Omnibus Plan specifies the consequences with respect to such award upon any termination of employment. The applicable award agreements for the unvested awards of restricted stock made under the 2009 Omnibus Plan provide that unvested awards shall immediately vest upon a change in control. For awards made prior to January 2014, the applicable award agreements provide that upon a termination of employment due to death, disability or Retirement, unvested awards of restricted stock that otherwise would vest one year following termination of employment vest on their scheduled date and any unvested awards scheduled to vest more than one year following the date of termination are forfeited. “Retirement” is defined as a participant’s voluntary termination of employment or service on the Board of Directors (with the approval of the Board of Directors) at or after age 62. None of the named executive officers is currently eligible for retirement. In January 2014, the terms of the applicable award agreements were amended to allow for full vesting of unvested awards in the event of termination resulting from death or disability. Additionally, the agreements for all restricted stock awards granted during or after January 2014 do not provide for any accelerated vesting upon a termination of employment due to retirement. Stockholders approved the 2014 Omnibus Plan at the 2014 Annual Meeting of Stockholders to replace the 2009 Omnibus Plan, which expired in May 2014. The 2014 Omnibus Plan, similar to the 2009 Omnibus Plan, allows the Company to grant restricted stock and other long term incentives to executive officers and key employees of the Company, including awards that are performance-based.

Annual Incentive Arrangement.    The AIA was first adopted in January 2010 and sets forth the terms and conditions of the incentive payments for Messrs. Bautista, Conkle, Elliott, and Riffey for the 2014 fiscal year. Beginning in 2015, all executive officers, including Mr. Kolstad, will be eligible for incentive payments under the AIA. The AIA does not have any provisions for accelerated vesting upon termination of employment. Upon a change of control of the Company, AIA awards do not automatically vest; however the Committee may consider the effects of a change of control in determining whether or not to accelerate the vesting of AIA awards.

Change in Control Severance Agreements.    In March 2012, the Board of Directors authorized the Company to enter into a CIC Agreement with both Messrs. Bautista, and Elliott. Mr. Conkle, pursuant to Board authorization, entered into a CIC Agreement upon joining the Company in October 2012. Upon his appointment as Vice President — Manufacturing and pursuant to Board authorization, Mr. Riffey signed a CIC Agreement in May 2013. Each CIC Agreement provides that in the event the executive’s employment is terminated by the Company without Cause or by him for Good Reason during the one-year period following a change in control of the Company, he shall be entitled to receive (i) accrued obligations (such as base salary earned through the date of termination and reimbursement for incurred expenses), (ii) a pro-rated bonus based on the bonus he received in the year prior to his termination of employment and (iii) an amount equal to two times his base salary. The accrued obligations and a portion of the bonus and base salary payment would be paid in a lump sum, with the remaining portion of the bonus and base salary payment to be paid over an 18 month period. The CIC Agreements are based on the change of control severance provisions utilized in Mr. Kolstad’s employment agreement, and contain definitions of “Cause” and “Good Reason” that are substantially the same as those that appear in such employment agreement. Neither Mr. Kolstad’s employment agreement nor the CIC Agreements provide for a “tax gross-up” reimbursement payment to the executive for taxes which they may owe as a result of receipt of any such payments.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by the Securities Exchange Act of 1934, as amended (the “Exchange Act”) with management and, based on the Compensation Committee’s review and discussions with management, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

The report of the Compensation Committee is not “solicitation material” and shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

CARBO Ceramics Inc. Compensation Committee

H. E. Lentz, Jr., Chairman

Sigmund L. Cornelius

Chad C. Deaton

James B. Jennings

Randy L. Limbacher

William C. Morris

Robert S. Rubin

March 16, 2015

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s Directors, executive officers and persons who are beneficial owners of more than 10% of the Common Stock to file with the SEC initial reports of ownership and reports of changes in ownership of shares of Common Stock beneficially owned by them. Directors, executive officers and beneficial owners of more than 10% of the Common Stock are also required to furnish the Company with copies of all Section 16(a) reports that they file with the SEC. To the Company’s knowledge, no Director, executive officer or other greater than 10% beneficial owner of the Common Stock failed to timely file with the SEC one or more required reports on Form 3, 4 or 5, during 2014.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee met nine times during 2014. The Audit Committee reviewed with management and the independent registered public accounting firm the interim financial information included in the March 31, June 30 and September 30, 2014 Quarterly Reports on Form 10-Q prior to their filing with the SEC. In addition, the Audit Committee reviewed all earnings releases with management and the Company’s independent registered public accounting firm prior to their release.

Consistent with the applicable requirements of the Public Company Accounting Oversight Board, the Company’s independent registered public accounting firm provided the Audit Committee a written statement describing all the relationships between it and the Company that might bear on its independence. The Audit Committee also discussed and reviewed with the Company’s independent registered public accounting firm all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 114 (The Auditor’s Communication with Those Charged with Governance), which supersedes Statement on Auditing Standards No. 61.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviews and discusses with management the audited financial statements in the Company’s Annual Report on Form 10-K, including a discussion of the acceptability and quality of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with the Company’s independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the acceptability and quality of the Company’s accounting principles and such other matters appropriate for discussion with the Audit Committee under generally accepted auditing standards. In addition, the Audit Committee has discussed with the independent registered public accounting firm its independence from management and the Company and considered the compatibility of non-audit services with its independence.

The Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for its audit. The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of its examinations, its evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2014, for filing with the SEC. The Audit Committee also approved, subject to stockholders’ ratification, the selection of the Company’s independent registered public accounting firm.

This report of the Audit Committee is not “solicitation material” and shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act or the Exchange Act except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

CARBO Ceramics Inc. Audit Committee

Robert S. Rubin, Chairman

Sigmund L. Cornelius

Chad C. Deaton

James B. Jennings

H. E. Lentz, Jr.

Randy L. Limbacher

March 16, 2015

RATIFICATION OF APPOINTMENT OF THE COMPANY’S INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM (PROPOSAL NO. 2)

Subject to ratification by the stockholders, the Audit Committee of the Board of Directors has reappointed Ernst & Young as the Company’s independent registered public accounting firm to audit the financial statements of the Company for 2015. Ernst & Young has acted as the Company’s independent registered public accounting firm since its formation in 1987. Representatives of the firm of Ernst & Young are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Audit Fees.    Ernst & Young’s fees for the Company’s annual audit and review of interim financial statements were $738,243 in 2014, $647,854 in 2013, and $656,145 in 2012.

Audit-Related Fees.    Ernst & Young’s fees for audit-related services were $6,500 in 2014, $25,000 in 2013, and $24,650 in 2012. Audit-related services for 2014 primarily include fees for providing consents and assistance associated with SEC comment letters. Services for 2013 and 2012 primarily include fees for employee benefit plan audits.

Tax Fees.    Ernst & Young’s fees for tax services were $10,645 in 2014, $9,239 in 2013, and $11,622 in 2012. Tax services primarily involve assistance with tax return compliance and consultations regarding foreign tax jurisdictions.

All Other Fees.    Ernst & Young did not provide any other products and services in 2014, 2013, and 2012 and consequently there were no other fees.

Under the Audit Committee’s Pre-Approval Procedures for Audit and permitted Non-Audit Services, the Chairman of the Audit Committee is allowed to pre-approve audit and non-audit services if such services will commence prior to the next regularly scheduled meeting of the Audit Committee and where the cost of such services in the aggregate will not exceed $50,000. The Audit Committee is then informed of such pre-approval at its next meeting. For 2014, there were no non-audit related services approved in this manner.

The Audit Committee and the Board of Directors recommend the stockholders vote “FOR” such ratification.

APPROVAL OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

(PROPOSAL NO. 3)

The Company is seeking an advisory vote on executive compensation from stockholders, commonly known as the say-on-pay vote, as required by Section 14A of the Exchange Act. The advisory vote on executive compensation is a non-binding vote to approve the compensation of the Company’s named executive officers, as described in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation and the accompanying narrative disclosure set forth in this Proxy Statement.

As described more fully in the Compensation Discussion and Analysis section of this proxy statement, the Company’s compensation policy is designed to attract and retain superior management personnel and to ensure that executive compensation aligns management’s overall goals and objectives for improving profitability and enhancing stockholder value with those of stockholders. The program seeks to align executive compensation with stockholder value on an annual and long-term basis through a combination of base pay, annual incentives, and long-term incentives. The annual component is performance-based cash bonuses based entirely upon Company earnings before interest income and expense and taxes. In addition, long-term incentive awards are comprised of restricted stock awards. The Company also has programs in place to align executive compensation with stockholder interests and mitigate risks in its plans, such as stock retention guidelines and limited perquisites.

The Board strongly endorses the Company’s executive compensation program and recommends that the stockholders vote in favor of the following resolution:

RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers as described in this proxy statement under “Compensation of Executive Officers”, including the Compensation Discussion and Analysis and the tabular and narrative disclosure contained in this proxy statement.

The Board of Directors recommend that the stockholders vote “FOR” the resolution above and approval of the compensation of the named executive officers as disclosed in this proxy statement.

OTHER MATTERS

The Board of Directors knows of no other matters to be brought before the Annual Meeting. However, if other matters should properly come before the Annual Meeting, it is the intention of each of the persons named in the proxy to vote in accordance with his judgment on such matters.

MMMMMMMMMMMM

CARBO CERAMICS INC.

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Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone Using a black ink pen, mark your votes with an X as shown in X • Follow the instructions provided by the recorded message this example. Please do not write outside the designated areas.

Annual Meeting Proxy Card 1234 5678 9012 345

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTIONS ARE INDICATED, WILL BE VOTED FOR THE NOMINEES AND FOR PROPOSALS 2 AND 3.

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3. +

1. To elect eight Directors. The Board of Directors recommends a vote FOR the nominees below.

01 - Sigmund L. Cornelius 02 - Chad C. Deaton 03 - James B. Jennings 04 - Gary A. Kolstad

05 - H. E. Lentz, Jr. 06 - Randy L. Limbacher 07 - William C. Morris 08 - Robert S. Rubin

Mark here to vote vote Mark here all to WITHHOLD For All EXCEPT - To withhold authority to vote for any

FOR all nominees from nominees nominee(s), write the name(s) of such nominee(s) below.

For Against Abstain 3. Proposal to approve, by advisory vote, the For Against Abstain

2. Proposal to ratify the appointment of Ernst & Young LLP, certified compensation of the named executive officers. public accountants, as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015.

4. In their discretion, to vote upon such other business This proxy when properly executed will be voted in the manner directed herein by as may properly come before the meeting. the undersigned stockholder. If no direction is given, this proxy will be voted FOR the nominees and FOR proposals 2 and 3.

B Non-Voting Items

Change of Address — Please print new address below. Comments — Please print your comments below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

C 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND

MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

MMMMMM 1 U P X 2 3 3 8 0 2 1 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND +

021Y8B

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders.

The Proxy Statement and the 2014 Annual Report to Stockholders are available at: http://www.carboannualmeeting.com

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — CARBO CERAMICS INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF CARBO CERAMICS INC.

The undersigned hereby appoints Gary A. Kolstad, R. Sean Elliott, Ernesto Bautista, III, or any one of them, as proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote, as designated on the reverse side, all the shares of Common Stock of CARBO Ceramics Inc., held of record by the undersigned on March 23, 2015, at the Annual Meeting of Stockholders to be held on May 19, 2015, or any adjournment or continuation thereof.

(Continued and to be marked, dated and signed, on the other side)